PiperAlderman

Assignment and Novation Deed

Biomolecular Research Institute Limited

Commonwealth Scientific and Industrial Research Organisation

Prana Biotechnology Ltd

Piper Alderman
Lawyers

Level 24
385 Bourke Street
Melbourne Vic 3000
Australia
Telephone +61 3 8665 5555
Facsimile +61 3 8665 5500
www.piper-alderman.com.au

Melbourne • Sydney • Brisbane • Adelaide

Contents

Assignment and Novation Deed

Parties

1. **Biomolecular Research Institute Limited** ABN 90 050 135 012 of 343 Royal Parade, Parkville, Victoria 3252, Australia (**BRI**)

2. **Commonwealth Scientific and Industrial Research Organisation** ABN 41 687 119 230 of Limestone Avenue, Campbell, Australian Capital Territory 2601, Australia (**CSIRO**)

3. **Prana Biotechnology Ltd** ABN 37 080 699 065 of Level 1, 100 Dorcas Street, South Melbourne, Victoria 3205, Australia (**Prana**)

Introduction

A. BRI and Prana are parties to the Principal Agreement.

B. On and from the Effective Date BRI wishes to assign to CSIRO all BRI's rights under the Principal Agreement including BRI's entitlement to royalties under that Agreement.

C. Prana wishes to evidence its consent to the abovementioned assignment and on and from the Effective Date to novate its obligations under the Principal Agreement in favour of CSIRO.

D. The parties agree to the preceding on the terms and conditions of this Deed.

Operative clauses

1. Definitions

In this deed:

Deed means this deed and all schedules and attachments;

Effective Date means the date on which this Deed is signed by the last party to do so; and

Principal Agreement means the agreement entitled "Assignment of Patents and Intellectual Property Licensing in relation to the treatment of Alzheimer Disease" dated 7 February 2000 between BRI and Prana, as amended by the "Variation Agreement" and "Deed of Assignment" both dated 11 December 2001 between BRI and Prana, copies of which are annexed to this Deed.

2. Interpretation

In this deed, headings and boldings are for convenience only and do not affect the interpretation of this Deed and, unless the context otherwise requires:

(a) words importing a gender include any gender;

(b) words importing the singular include the plural and vice versa;

(c) headings and clause headings have been inserted for guidance only and shall not be deemed to form any part of the context of this Deed;

(d) all references to clauses and schedules are to clauses and schedules of this Deed and includes such clause or schedule as amended or replaced from time to time pursuant to this Deed;

(e) where any word or phrase has been given a defined meaning, any other part of speech or other grammatical form in respect of that word or phrase has a corresponding meaning; and

(f) an expression importing a natural person includes any company, partnership, joint venture, association, corporation or other body corporate and any governmental agency.

3. Assignment of rights

3.1 Assignment

On and from the Effective Date BRI assigns to CSIRO all BRI's rights under the Principal Agreement including BRI's entitlement to royalties under that Agreement.

3.2 Consent and confirmation

Prana hereby consents to the assignment referred to in clause 3.1 and confirms that the rights so assigned continue in existence on and from the Effective Date.

3.3 Representation and warranty

BRI represents and warrants to CSIRO that:-

(a) it is absolutely entitled to assign the rights referred to in clause 3.1;

(b) the rights so assigned are unencumbered; and

(c) on and from the Effective Date neither it nor any of its successors in title will claim any benefit to the rights so assigned.

4. Novation and releases

4.1 Novation of obligations

On and from the Effective Date, the parties agree that CSIRO is substituted for BRI as the party to whom Prana owes its obligations under the Principal Agreement.

4.2 Representation and warranty

Prana represents and warrants to CSIRO that it is capable of performing its obligations under the Principal Agreement in favour of CSIRO and will do so.

4.3 Releases

(a) On and from the Effective Date, BRI releases Prana from its obligations to BRI arising on or after the Effective Date under the Principal Agreement.

(b) On and from the Effective Date Prana releases BRI from its obligations to Prana under the Principal Agreement which arise after the Effective Date.

5. Survival and assignment

The parties agree that, notwithstanding any provision of the Principal Agreement:

(a) CSIRO's entitlement to the benefit of the rights assigned under this Deed shall not be terminable and shall not be terminated by the exercise of any right by Prana or BRI.

(b) Prana must not, without CSIRO's prior written consent (which shall not be unreasonably or capriciously withheld), permit any other party to perform or be obliged to perform its obligations in favour of CSIRO novated under this Deed.

6. Notices

(a) Any notice or other communication including but not limited to any request, demand, consent or approval, to or by a party to this Deed is to be sent as follows:

(1) BRI

Address:	343 Royal Parade, Parkville Victoria 3052 with a copy to John Maciel, Piper Alderman
Attention:	The Company Secretary
Facsimile:	(03) 9662 7301 with a copy to (03) 8665 5500

(2) CSIRO

Address:	CSIRO Business Services P.O. Box 93 North Ryde, NSW 1670
Attention:	Chief of Staff, CSIRO Business Development and Commercialisation
Facsimile:	(02) 9490 8260

(3) Prana

Address:	Level 2, 369 Royal Parade, Parkville, VIC 3052
Attention:	Chief Operating Officer
Facsimile:	(03) 9348 0377

(b) Any such notice, request or other communication shall be delivered by hand or sent by prepaid post or facsimile, to the address of the party to which it is sent.

(c) If it is sent by or transmitted electronically or by facsimile a confirmation copy is to be sent to the recipient by pre-paid post within 1 business day of sending or transmitting the notice electronically or by facsimile.

(d) A notice, request or other communication will be deemed to be received:

(1) if delivered by hand, upon delivery;

(2) if sent by pre-paid ordinary post within Australia, upon the expiration of 2 business days after the date on which it was sent; and

(3) if transmitted electronically or by facsimile, upon receipt by the sender of an electronic or facsimile acknowledgment that the communication has been properly transmitted to the recipient.

(e) A party may change the address for service of notices by giving written notice of that change to the other parties.

7. Governing law and jurisdiction

(a) This Deed is governed by the laws of the State of Victoria.

(b) Each party irrevocably submits to the non-exclusive jurisdiction of the courts of the State of Victoria.

(c) Each party irrevocably waives any objection to the venue of any legal process on the basis that the process has been brought in an inconvenient forum.

Execution

Executed as a deed on the day of 2007

Signed for and on behalf of **Biomolecular Research Institute Limited**)

Director

J.V. PLUNKETT

Name (please print)

~~Director~~ / Company Secretary

I.R CALLOW

Name (please print)

Signed sealed and delivered for and on behalf of the **Commonwealth Scientific and Industrial Research Organisation** by)

J. STEELE

CHIEF OF STAFF CSIRO BUSINESS SERVICES

Name (please print)

Date: 10 SEPTEMBER 2007

Signed for and on behalf of **Prana Biotechnology**)

Director

B.D. MELTZER

Name (please print)

Director / Company Secretary

GEOFFREY KEMPLER

Name (please print)

Annexure

Principal Agreement

Assignment of Patents and Intellectual Property Licensing in relation to Treatment of Alzheimer Disease between Biomolecular Research Institute Limited and Prana Biotechnology Ltd dated 7 February 2000.

Variation Agreement between Biomolecular Research Institute Limited and Prana Biotechnology Ltd dated 11 December 2001.

Deed of Assignment between Biomolecular Research Institute Limited and Prana Biotechnology Ltd dated 11 December 2001.

DATED 7th Day of FEBRUARY 2000

Agreement between

BIOMOLECULAR RESEARCH INSTITUTE LIMITED A.C.N. 050 135 012

and

PRANA BIOTECHNOLOGY LTD. A.C.N. 080 699 065

for the

ASSIGNMENT OF PATENTS AND INTELLECTUAL PROPERTY LICENCSING

in relation to

TREATMENT OF ALZHEIMER DISEASE

Table of Contents

PATENT ASSIGNMENT AGREEMENT

THIS AGREEMENT is made the...................... day of ...., 2000

Between:

Biomolecular Research Institute Limited [ACN 050 135 012], of 343 Royal Parade, Parkville, Victoria, 3052 ('the BRI')

And

Prana Biotechnology LTD. A.C.N. 080 699 065, a company registered under the Corporations Law which has an office at Level 1, 100 Dorcas St, South Melbourne, 3205 ('the Company')

BACKGROUND:

A. The BRI is the registered proprietor of the patents and the patent applications set out in Section 1 of Schedule 1 (the 'Patents') and BRI has know-how in structural biology, drug design and synthesis.

B. The BRI has incurred and will continue to incur considerable costs and expenses in securing and maintaining the Patents, which costs and expenses are unlikely to be met from independent exploitation of the Patents by the BRI.

C. The Company has represented that it holds rights over other patents for inventions complementary to the inventions disclosed in the Patents, and that the Patents are best exploited for the benefit of the BRI by assigning the Patents to the Company for independent exploitation by the Company.

D. The Company has requested, and the BRI has agreed to, the assignment of the Patents in accordance with the terms and conditions set out in this Agreement.

NOW THE PARTIES AGREE as follows:

1. INTERPRETATION

1.1. In this Agreement, unless the contrary intention appears:

"Agreement" means this agreement and includes all Schedules and Attachments hereto;

"BRI Use" means use by BRI for any research or educational purposes, including any such use by a third party (not being a for profit research or academic

institution) for, on behalf of, or in collaboration with BRI (and excluding commercial use or research for commercialization or commercial purposes except as provided for in clause 9.1).

"Commencement Date" means the date this Agreement is executed by the Party last to sign, or a date otherwise agreed in writing by the Parties;

"Confidential Information" means information (whether oral or recorded in any form or medium) directly or indirectly disclosed by, or acquired from, a Party ('the disclosing Party') which relates to this Agreement or a subject matter within this Agreement, which is by its nature confidential or otherwise designated as confidential by the disclosing Party, and which includes, without limiting any of the foregoing, information relating to:

(a) any know-how and trade secrets relating to the use or exploitation of the Patents; and

(b) administration, policies, conduct, or businesses of the BRI, or of any academic staff member, student, consultant, agent, licensee or contractor of the BRI;

(c) but which does not include information which:

(d) is already in the public domain or which hereafter becomes part of the public domain otherwise than through a breach of an obligation of confidence by the recipient Party; or

(e) the recipient Party can prove was independently created by it, or was in its lawful possession before it received, obtained or accessed the information under this Agreement; or

(f) is lawfully and bona fide obtained by the recipient Party from a third party who is not under an obligation of confidence in relation to the information;

"exploit" means the exercise of any of the rights secured by the registration of the Patents in any patent jurisdiction, and **"exploitation"** has a corresponding meaning;

"Fee" means the payments made or to be made under clause 5 in consideration of the assignment of Patents in clause 2.1;

"Improvement" means any improvement in, variation of, or modification of, the Inventions and includes any further development (including derivative product, technology and know-how) of the Inventions, irrespective of whether the same is patentable or capable of design registration;

"Intellectual Property" means all rights under statute, common law or equity in relation to inventions (including patents), copyright, registered and unregistered trade marks (including service marks), registered designs, circuit layouts, Confidential Information, and other rights resulting from intellectual activity in the industrial, scientific, literary or artistic fields

"Inventions" means the inventions disclosed in the Patents, excluding any Intellectual Property (including Confidential Information) that is not expressly claimed and described in the Patents;

"Listing Date" means the date upon which the Company's securities are granted official quotation on the Australian Stock Exchange Limited which, unless the parties otherwise agree in writing, shall be a date not more than twelve months after the date of this Agreement.

"Materials" includes documents, equipment, computer software, goods, information and data stored by any means;

"Net Invoice Price" means the gross invoice price payable for the sale of a Product (excluding any payments to the Company for contracted research or development of a Product) less any bona fide amounts included therein for packing, freight, transit insurance, trade, quantity or cash discounts or rebates actually allowed or taken, and government taxes and charges, PROVIDED THAT where a sale of a Product is not at arms length, or is to a person directly or indirectly controlling, controlled by, under common control with, or enjoying a special relationship for favoured course of dealing with the Company or any licensee or sub-licensee of the Patents, the **"Net Invoice Price"** is the amount that would be charged on an arms length basis to a bona fide third party, less any of the above deductions as are factually applicable;

"Parties" means the parties to this Agreement, and **'Party'** means either party as the context indicates;

"Product" means any product produced or sold and any service provided with the use of the Patents or Inventions, where such production, sale or service in the place where it is carried out would, but for the ownership of the Patents by the Company or a licence of the Patents granted by the Company, amount to an infringement of the Patents;

"Research" means the research to be conducted by the BRI utilising the funds paid by the Company under clause 5.2 which is more particularly described in Section 2 of Schedule 1;

"**Royalties**" means any amount received by the Company by way of royalties on Products sold by licensees and sub-licensees of the Patents, to the extent such payments derive from the exploitation by the licensees and sub-licensees of the Patents;

"**sale**", "**sell**", "**sold**" includes selling, licensing, hiring out, assigning or otherwise supplying or disposing of, or allowing the use by third parties of, or providing to third parties any Inventions or any Product.

1.2. In this Agreement, unless the contrary intention appears:

(a) clause headings are for reference only, and are not relevant to the interpretation of the provisions under them;

(b) a reference to a clause includes a reference to all of its sub-clauses;

(c) words in the singular includes the plural and vice versa;

(d) words importing a gender includes any other gender;

(e) a person includes a body corporate, a partnership and an unincorporated association;

(f) where a word or phrase is given a particular meaning, other parts of speech and grammatical forms of that word or phrase have corresponding meanings; and

(g) all monetary amounts are in the Australian currency.

1.3. If a conflict arises between a provision in a clause of this Agreement and a provision in a Schedule or Attachment, the provision in the clause prevails over that in the Schedule and Attachment, and the provision in a Schedule prevails over that in an Attachment.

2. AGREEMENT

2.1. The BRI agrees, on the terms and conditions of this Agreement, to assign the Patents to the Company.

2.2. The assignment in clause 2.1 does not override or automatically satisfy any laws or other requirements applicable to an exercise of the rights granted in clause 2.1. The Company must comply, and is solely responsible for complying, with such laws and requirements before exercising any such rights.

2.3. This Agreement commences on the Commencement Date and remains in effect until terminated by written agreement by the Parties or under clause 13.

3. RESTICTIONS

3.1. In relation to the rights assigned under clause 2.1 the Company hereby grants to BRI the irrevocable, royalty-free right of BRI to use and authorise the use of the Patents for any BRI Use provided BRI does not create any commercial product for a third party through such use.

4. ASSISTANCE BY THE BRI

4.1. The Company is solely responsible for preparing all necessary documents that may be required to give effect to the assignment in clause 2.1. The BRI will, at the request and cost of the Company, sign such documents and do such acts as are necessary or desirable to give effect to the assignment. The BRI will also, at the request and cost of the Company, sign such documents and do such acts as are necessary or desirable to obtain and secure the registration and obtaining of the Patents, and procure any necessary assistance required from the inventors in this regard.

4.2. As soon as is reasonably practicable after the Commencement Date, the BRI will make available to the Company all information and materials relating to any intellectual property relevant to the Patents in the language, units and forms in which they currently exist with BRI.

4.3. If requested in writing by the Company, the BRI will, subject to availability of personnel and resources provide the Company with such technical assistance as the Company may require to exploit the Patent, provided that the Company shall compensate the BRI for providing such assistance in accordance with reasonable commercial terms.

5. FEES AND PAYMENT

5.1. In consideration of the BRI's assignment of the Patents under clause 2.1, the Company agrees to:

(a) pay $350,000 to the BRI:

(i) within thirty (30) days after the Listing Date; or

(ii) if the Company has not been admitted to the official list of the Australian Stock Exchange Ltd within twelve months of the date of this agreement (or within such longer period as may be agreed by the parties for the purposes of this Agreement) and has not terminated this

Agreement under sub-clause 13.3, within thirty (30) days of the end of that twelve month period (or agreed longer period); and

(b) make periodic and other payments in accordance with clauses 5.2 and 5.3.

5.2. In addition to the above, the Company agrees to pay all the agreed costs of the Research (to be conducted by BRI in accordance with the directions of, and under the supervision of, the Company) as set out in Section 2 of Schedule 1, such costs to be agreed in writing before the Research commences.

5.3. In relation to the payments within clause 5.1(b), the Company must pay to BRI:

(a) 1.5% of Net Invoice Price of all Products sold by or on behalf of the Company whilst title to the Patents remains with the Company; or;

(b) the lesser of:

(i) 1.5% (subject to any reduction under clause 5.7) of the Net Invoice Price of Products sold by; and

(ii) 10% of the Royalties received from

any licensee or sub-licensee of the Patents from the Company whilst title to the Patents remains with the Company such calculation being done separately for each licensee or sub-licensee;

(c) a minimum aggregate amount of $2,000 in each twelve-month period during the term in relation to payments within clause 5.3(a) and (b); and

(d) if the Patents are assigned or otherwise disposed of by the Company before Fees to a total of $20,000 have been paid to the BRI under 5.3(a) and (b), the difference between the Fees paid under clause 5.3(a) and (b)and the said $20,000, and the difference is deemed a Fee payable together with other payments payable under clause 5.4 during the period in which the Patents are assigned to and held by the Company.

5.4. A sale within clause 5.2 is deemed to have occurred:

(a) in the case of sales of a Product by the Company on the Company's receipt of the relevant payment comprising the Net Invoice Price; and

(b) in the case of an assignment or disposal of any of the Patents within clause 5.3(d), on the Company's receipt of the total consideration for the assignment or disposal; and

(c) in any other case, when the sale is reported to the Company by the licensee or sub-licensee.

Where no payment is charged for any of the above transactions, a sale is deemed to have occurred on the earlier of the date of delivery of the Product and the date the agreement to licence, sub-licence or assign the Patents, as applicable, is to take effect.

5.5. The Fees payable in sub-clauses 5.35.3(a) and 5.3(b) must be paid biannually within two (2) months following the end of each December and June during the term of this Agreement in relation to:

(a) Royalties received from, or payable by, licensees or sub-licensees in that period; and

(b) Products sold or deemed sold under clause 5.4 in the six month period, or a lesser period at the beginning and end of the term.

5.6. All Fees (excepting payments out of Royalties which will be calculated on the cash actually received by the Company, that is net of withholding tax, if any) must be paid in Australian currency and without any deduction, demand, set-off, counter-claim, withholding tax, and any bank or government charges or duties, and must be paid by:

(a) electronic transfer of funds to an account of the BRI nominated by the BRI; or

(b) a bank cheque made out to The Biomolecular Research Institute, and mailed or handed to:

General Manager

The Biomolecular Research Institute
343 Royal Parade
Parkville, Victoria, 3052.

5.7. The Company must, on demand in writing by the BRI and only from the date of receipt of such demand, pay the BRI interest at the rate of 2% higher than the average weighted yield of 13-week Australian Treasury Notes in relation to any amount that is payable and remains unpaid under this Agreement. This obligation, and the BRI's corresponding right, is without prejudice to any other rights and remedies of the BRI under this Agreement or at law.

5.8. Where the exploitation of any Product which attracts a payment pursuant to the preceding provisions of this clause 5, (other than clause 5.3(b)(ii)) also attracts an obligation to pay a royalty or percentage of such payment to any third party, then the percentage of the payment required to be paid by the Company to the BRI will be varied, to limit the Company's total royalty commitment to all and any parties to 1.5%, in accordance with the following provision.

$$Rnew = \frac{1.5\%}{Rtotal} \times 1.5\%$$

Where:

Rnew is the new rate at which payment is to be made.

Rtotal is the total of the royalty rates payable in respect of the Product, expressed as a percentage of the total Net Invoice Price.

5.9. If BRI objects to the calculation of the new royalty (Rnew) pursuant to the preceding sub-clause 5.8, and the parties do not resolve such objection by agreement within 30 days, BRI may submit the question of the correct calculation of the new royalty (Rnew) to an umpire (being a qualified accountant experienced in valuation of intellectual property royalties and having at least five years practicing experience who has not acted for the parties) nominated by the President of the Accounting Association of Australia and New Zealand or failing him or her the President of the Law Institute of Victoria. Such objection or referral shall not prevent or delay the Company proceeding with the Company's exploitation of the Product under the preceding sub-clause 5.8 provided that the Company shall pay to BRI (or BRI shall refund to the Company) such amount as may be required to adjust the payments made to equal the payments which would have been required to be made if the new royalty determined by the Umpire had applied from the time of the change.

5.10. Upon payment of the amount provided for by clause 5.2 the BRI shall commence to undertake the Research and shall thereafter provide regular and at least monthly reports to the Company as to the conduct and status of the Research and the expenditure of the funds provided by the Company.

5.11. If at any time after the date of this agreement any supply made by one party (the "Supplier") to the other party or any amount payable by the other party in respect of any supply, including specifically the Fees, (the "Price") becomes subject to any value added tax, goods and services tax or taxation of a similar nature ("GST") then the Price will be adjusted by adding an amount equal to the amount of the GST to which the supply or payment is subject. The Supplier may require payment of such amount at any time, including specifically after the supply has

occurred, payment has been made, or this agreement has been otherwise completed.

6. STATEMENTS AND RECORDS

6.1. The Company must provide to the BRI a true statement of each payment payable under clause 5 by no later than the last day on which the relevant payment is due. Where no payment is payable in a payment period, the Company must provide the BRI with a statement to that effect.

6.2. Unless the BRI otherwise specifies in writing, all statements under clause 6.1 must include, for the Company and each licensee, sub-licensee, and assignee, as applicable:

(a) the subject matter to which the payment relates;

(b) the number of Products sold, the Royalties received, the nature of the rights granted in relation to the Patents,

(c) the gross amounts payable in relation to the sale or sales in (b) by the purchaser, licensee, sub-licensee, and/or assignee, and

(d) the nature and amount of deductions made from the gross amounts in (c);

6.3. The Company must keep, and must require that all of its licensees and sub-licensees keep, true records and books of account relating to all activities which attract Fee payments under clause 5 giving true and clear particulars for calculation of the Fees and other amounts payable under this Agreement.

6.4. The BRI has the right, and the Company must secure for the BRI the right, to inspect the records and books of account in clause 6.3, at any reasonable time during business hours by its authorised representatives (including external accounts and auditors), provided that the BRI shall conduct no more than one (1) inspection in any calendar year and shall provide the Company with at least thirty (30) days written notice of its intention to undertake an inspection. The Company must give such representatives such assistance as is necessary to enable the amount of Fees payable under this Agreement to be ascertained and verified. This includes providing access to facilities under the control of the Company and other documents of the Company and permitting the taking of copies and extracts of the records and books of account.

7. MAINTENANCE OF THE PATENTS

7.1. The Company must maintain the Patents until they expire in the relevant patent jurisdiction. If the Company wishes to stop Patents maintenance on the basis of a reasonable opinion that the expenditure involved is likely to be disproportionate to the benefit to be obtained therefrom, or for any other reason, the Company must advise the BRI of its decision and the reasons for its decision and give the BRI the option to have the Patents reassigned to the BRI at no charge to the BRI.

7.2. The Company may discontinue Patents maintenance if the BRI accepts the reasons given under clause 7.1 but does not exercise its option under that clause. The Company must not discontinue Patents maintenance if the BRI nevertheless wishes Patents registration to be continued and agrees to and does pay the maintenance fees from thereon.

7.3. Nothing herein shall require the Company or BRI to defend, challenge or otherwise contest any objection dispute or claim made by a third party in any jurisdiction against one or more of the Patents.

8. WARRANTY AND DISCLAIMER

8.1. The BRI warrants that it is the sole registered proprietor of the Patents and that persons contractually bound to BRI at the time in respect of inventions or creations included in the Patents invented or created such, and, on this basis, the BRI warrants that it has the sole and exclusive title to the Patents. The BRI represents that at the date of this Agreement after due enquiry it is not aware of any claim or information that may invalidate the Patents.

8.2. The BRI warrants and represents in respect of the Patents that:

(a) no third party has any right or interest in the Patents whether by way of option or otherwise, and the BRI has the full right and capacity to assign the Patents absolutely to the Company; and

(b) at the Commencement Date it is not aware that:

(i) any third party intellectual property was used in the creation of the Inventions; and

(ii) to the extent that any third party intellectual property was used in the creation of the Inventions, it had the full right to use such third party intellectual property and such use does not give such third party any right or claim whether contractual, in common law or equity to the Inventions or to the Patents.

8.3. The Company acknowledges and agrees that:

(a) no prototype Product has been developed or tested by the BRI to demonstrate the validity or efficacy, of the Patents or Inventions; and

(b) the BRI is not aware, and there is no reason for the BRI to be aware, that the Patents, Inventions, and/or intellectual property may not be valid, useful or effective for diagnosing or treating Alzheimer's Disease.

8.4. The Company assumes the sole risk of interpreting, applying, and exploiting Intellectual Property. The Company releases and agrees to indemnify and hold harmless the BRI and its employees, students, agents, consultants, contractors and sub-contractors ('the Indemnified') from and against all liability of any kind arising from the use or exploitation of the Patents or intellectual property by or through the Company, irrespective of whether the liability arises:

(a) from loss or damage to property or business or from personal injury or death of any person (including any of the Indemnified); or

(b) from claims made by the Company or its employees, agents, licensees, sub-licensees, contractors or sub-contractors or by any other person; or

(c) directly or indirectly from the sale, use or application of, or reliance on, any Intellectual Property by any person whatsoever (including the Company and its employees, agents, licensees, sub-licensees, contractors, and sub-contractors),

except to the extent that such liability may arise from the negligent or deliberate acts or omissions of the BRI, its employees or contractors. The Company's obligation in this sub-clause 8.4 is a continuing obligation and shall survive the termination of this Agreement and the sale or assignment of Intellectual Property by the Company.

8.5. Except as provided in clause 8.1, nothing in this Agreement is to be construed as a representation or warranty by the BRI that:

(a) exploitation of the Invention, Patents, Products and Intellectual Property (collectively referred to in this sub-clause 8.5 as '**IPPL**'), or the manufacture and/or supply of the Product will not infringe any third party Intellectual Property rights;

(b) there will be no challenge to the Patents, or that such a challenge, if made, will not succeed;

(c) the IPPL are safe, useful, effective or suitable for any purpose whatsoever; or

(d) the use or application of IPPL will achieve or give rise to a particular result or outcome.

Any warranty or condition which, apart from and notwithstanding the provisions in this clause 8.5, could be implied by law is hereby excluded to the fullest extent permitted by law.

9. IMPROVEMENTS, INVENTIONS AND NEW TECHNOLOGY

9.1. The Company will have title to all Improvements to the Patents made by or on behalf of the Company PROVIDED THAT BRI will have an irrevocable, royalty-free right and licence to use such Improvements (including any new inventions by the Company) for any BRI Use that does not involve creating commercial product for a third party through such use. Subject to the terms of any other licences granted by the Company in favour of third parties, BRI may obtain a licence from the Company to use such Improvements including the aforesaid inventions for non-BRI Use on such reasonable terms and conditions (including the payment of royalty) as the Parties may agree in writing.

9.2. The BRI agrees in respect of any concept, application, know-how, formula and/or process that arises from the Research or any further research conducted in relation to or arising out of the assigned Patents (collectively 'New Technology') upon the BRI becoming aware of any New Technology it must, as soon as is practicable for it so to do:

(i) disclose in reasonable detail the nature of that New Technology to the Company; and

(ii) execute (and where persons employed by, contacted to or likewise connected with the BRI are or have been involved with such further research, procure those persons to execute) such further documents as may be necessary or reasonably desirable to vest in the Company all title to and rights in the New Technology, provided such documents shall be prepared by or at the direction of the Company.

9.3. The BRI agrees in respect of the Research as follows:

(a) all Intellectual Property (including any patentable invention) created in the course of conduct of the Research belongs absolutely to the Company which will have the sole right to seek patent registration, disclose and use the same, save that the Company grants to BRI an irrevocable royalty-free right to use the same for any BRI Use provided BRI does not create any commercial product for a third party through such use;

(b) to promptly disclose to the Company the results of the Research; and

(c) that the Research will be conducted in accordance with a general research plan to be agreed with the Company.

10. CONFIDENTIALITY

10.1. Each Party ('the recipient Party') agrees to treat, and to ensure that its employees, students, agents, licensees, sub-licensees contractors, and sub-contractors treat Confidential Information of the other Party ('the disclosing Party') as proprietary and confidential. The recipient Party agrees not to directly or indirectly disclose or cause to be disclosed any such Confidential Information other than:

(a) to its employees and agents to the extent that they have a need to know for the purpose of exercising a right or discharging an obligation on behalf of the Company under this Agreement;

(b) to its actual or prospective licensees, sub-licensees, contractors, and sub-contractors to the extent that they have a need to know for a purpose authorised by this Agreement, provided that they have signed and delivered to the disclosing Party through the recipient Party an undertaking of non-disclosure on terms no less favourable to the disclosing Party than those in this clause 10; and/or

(c) as and when compelled to do so under law.

10.2. The recipient Party must not use, and must ensure that its employees, agents, licensees, sub-licensees, contractors, and sub-contractors do not use Confidential Information other than in connection with, or as permitted by, this Agreement.

10.3. Any use or disclosure of Confidential Information by any employees, agents, licensees, sub-licensees, contractors, and sub-contractors of the recipient Party is deemed use or disclosure of the recipient Party.

10.4. For the purposes of this clause the BRI must treat Intellectual Property and any Invention, new invention or New Technology as Confidential Information of the Company protected under this clause 10, so as and to the extent necessary to protect the commercial interest of the Company in relation thereto under this Agreement.

10.5. The Company agrees to inform BRI of, and provide BRI reasonable opportunity to negotiate with the Company in respect of the provision by BRI of,

the Company's biotechnology research requirements particularly in the areas of structural biology, drug design and synthetic chemistry (if any) arising from time to time during the term of this Agreement.

11. ACTION IN RELATION TO INFRINGEMENT

11.1. If a Party becomes aware of any infringement or threatened infringement of any Intellectual Property rights arising from the assignment of the Patents, or an exercise of rights in relation to the Patents, or the sale or use of a Product under this Agreement, that Party must promptly inform the other Party in writing and provide to the other Party particulars of the infringement or threatened infringement. Either Party may submit a proposal for dealing with the infringement or threatened infringement, and may call a meeting with a view to reaching a decision on action to be taken in relation thereto including as to costs.

11.2. If the Parties cannot agree on a course of action to deal with the infringement or threatened infringement, either Party may act independently and may request the other Party to provide it with such information, Materials and assistance as are relevant to its action. The other Party must use its best endeavours to comply with such a request, provided that the request is reasonable.

11.3. The Company agrees to pay BRI's reasonable cost and expenses in providing information, Materials and assistance in accordance with clause 11.2.

12. COMPLIANCE WITH LAW

12.1. Without limiting the generality of the provisions in clause 2.2, the Company shall be responsible for obtaining and maintaining at its own cost all licences, approvals and registrations necessary for performing its obligations or exercising its rights pursuant to this Agreement. The Company must comply with the laws from time to time in force in the place where such acts are or will be carried out by or on behalf of the Company.

13. TERMINATION

13.1. The BRI has the right, without prejudice to any of its other rights or remedies under this Agreement or under law, to terminate this Agreement by written notice to the Company if:

(a) any amount payable by the Company under this Agreement is in arrears and the Company fails to pay within sixty (60) days after receipt of the BRI's written notice requiring payment;

(b) the Company fails to perform or observe any other terms and conditions on its part to be performed under this Agreement, and fails to remedy the breach

within sixty (60) days of its receipt of the BRI's written notice to remedy the breach;

13.2. The Company has the right, without prejudice to any of its other rights or remedies under this Agreement or under law, to terminate this Agreement by written notice to the BRI if the BRI fails to perform or observe any other terms and conditions on its part to be performed under this Agreement, and fails to remedy the breach within thirty (30) days of its receipt of the Company's written notice to remedy the breach.

13.3. The Company may terminate this agreement by notice in writing to the BRI if the Company has not been admitted to the official list of the Australian Stock Exchange Ltd within twelve months of the date of this agreement (or within such longer period as may be agreed by the parties). This agreement shall thereupon be terminated without compensation to either party (but without prejudice to any then existing and accrued rights or remedies for prior breach).

14. REPRESENATIONS

14.1. In relation to the Patents and the Inventions, the Company must not:

(a) make or allow to be made by a person or entity under its control any representations or statement that is false, inaccurate or misleading; or

(b) use or permit to be used by a person or entity under its control the name of the BRI or any logo or device of BRI which may imply endorsement by, or a connection with, BRI without the prior written consent of BRI.

15. FORCE MAJEURE

15.1. Where a Party is unable, wholly or in part, by reason of Force Majeure, to carry out an obligation under this Agreement and that Party

(a) gives the other Party prompt notice (which in any event must not exceed fourteen (14) days following the occurrence of the Force Majeure) of that Force Majeure with reasonably full particulars thereof and the efforts it has undertaken to remove the Force Majeure; and

(b) uses all reasonable diligence to remove the Force Majeure with minimum delay and minimise the consequence thereof;

that obligation is suspended so far as it is affected by Force Majeure during the continuance thereof.

15.2. If after a period of two (2) months the Force Majeure has not ceased, the Parties must meet in good faith and use their best efforts to achieve a mutually satisfactory resolution to the problem.

15.3. An obligation to pay money is not excused by Force Majeure.

15.4. The requirement that any Force Majeure must be removed with all reasonable diligence does not require the settlement of strikes, lockouts or other labour disputes, or claims or demands by any government, on terms contrary to the wishes of the Party affected by the Force Majeure.

15.5. In this clause, 'Force Majeure' means an event beyond the reasonable control of a Party and which makes that Party's performance of its obligations under this Agreement impossible or so impracticable as reasonably to be considered impossible in the circumstances. These events include, without limitation, war, riots, civil disorder, earthquake, fire, explosion, storm, flood or other adverse weather conditions, strikes, lockouts, or other industrial action, and electrical failure; and excludes any event which is caused by:

(a) the negligence or intentional act or omission of the Party affected or its employees, agents, licensees, sub-licensees, contractors, or sub-contractors ('those Liable'); or

(b) the failure of those Liable to observe good engineering, scientific or management practices.

16. WAIVER AND VARIATION

16.1. A waiver by either Party in respect of a breach of a provision in this Agreement shall not be taken to be a waiver with respect to any other breach. The failure by either Party at any time to enforce a provision of this Agreement shall not be construed a waiver by that Party of that provision or in anyway affect the validity of this Agreement or any part of it.

16.2. A variation to this Agreement will be binding and has effect only if both Parties agree in writing to the variation.

17. DISPUTES

17.1. A Party seeking to resolve a dispute under this Agreement ('the Dispute') must notify the other Party in writing the existence and nature of the Dispute. Upon the other Party receiving the notice, the Parties must exercise good faith in resolving the dispute by negotiation between themselves through their nominated representatives.

17.2. If the Dispute cannot be resolved by negotiation under sub-clause 15.1 within thirty (30) days of the notice, a Party in dispute may refer the Dispute for mediation by a person nominated by the Parties, or submit the Dispute to arbitration according to the Rules for the Conduct of Commercial Arbitration for the time being of the Institutes of Arbitrators Australia. The Parties may be legally represented during such arbitration.

17.3. Nothing in this clause prevents a Party from initiating proceedings in a court seeking urgent relief, including injunction and other interlocutory remedy.

18. COSTS AND STAMP DUTY

18.1. Each Party must bear its own costs in relation to the preparation and execution of this Agreement. The Company must pay all government duties and charges payable on this Agreement and on all documents executed pursuant to this Agreement.

19. SEVERABILITY

19.1. If any provision of this Agreement is held invalid, unenforceable or illegal for any reason in any jurisdiction, this Agreement shall remain otherwise in full force in that jurisdiction apart from such provision which is deemed deleted.

20. GOVERNING LAW

20.1. This Agreement is governed by, and shall be construed in accordance with, the laws in force in the State of Victoria, Australia, and the Parties submit to the non-exclusive jurisdiction of the Courts in that State.

21. NOTICE

21.1. All notices under this Agreement must be in writing signed by the following authorised representative of the sending Party, and must be delivered by hand, or sent by pre-paid post or facsimile transmission to the person and address of the receiving Party, as specified below:

(a) in respect of the BRI:

Biomolecular Research Institute Ltd
343 Royal Parade
Parkville, Victoria, 3052
Australia

Fax: (613) 9662 7221

(b) in respect of the Company:

Prana Biotechnology Ltd
Level 1, 100 Dorcas St
South Melbourne, 3205
Australia

Fax: (613) 9690 8587
Authorised representative: Mr. Geoffrey Kempler

21.2. A notice given in accordance with clause 21.1 is deemed given:

(a) if delivered by hand, upon delivery;

(b) if sent by mail, three days after posting; and

(c) if sent by facsimile transmission, on the next business day after dispatch, provided that the sending Party receives a statement advising successful transmission of the notice.

21.3. Either Party may replace its authorised representative or change the address details by notice in writing to the other Party of the replacement or change.

22. ENTIRE AGREEMENT AND SURVIVAL OF CLAUSES

22.1. This Agreement constitutes the entire agreement between the Parties and supersedes all prior representations, agreements, statements and understandings, whether verbal or in writing. A party shall not be deemed to have waived the right to contradict or impugn a statement, assertion, claim, warranty or representation contained or referred to in this Agreement where made by the other party to this Agreement.

22.2. This clause and the provisions in clauses 8, 9, 10, 15, and 18 survive the termination of this Agreement.

23. ASSIGNMENT

23.1. The Company may assign any of its rights under this Agreement without further permission or consent from BRI provided such assignment expressly provides that the assignee undertakes to BRI's benefit to perform all obligations to BRI as set out in this Agreement. (This clause shall not apply to a licence of rights.)

24. RELATIONSHIP BETWEEN THE PARTIES

24.1. The Parties are independent contractors. They are not to be construed as partners or agents of each other. None of either Party's employees, agents, contractors and licensees is to be construed as employees, agents, contractors and licensees of the other Party.

25. CONFLICT OF INTEREST

25.1. The Company warrants to the best of its knowledge and belief that, at the date of this Agreement, no conflict of interest exists or is likely to arise in relation to its performance of this Agreement.

25.2. If during the term of this Agreement a conflict risk of conflict of interest arises, the Company must notify the BRI immediately in writing of that conflict or risk, and must do everything it can (including complying with any reasonable requirements of the BRI) to remove the conflict or risk of conflict.

IN WITNESS WHEREOF the Parties have executed this Agreement on the date written above.

The **COMMON SEAL** of **BIOMOLECULAR RESEARCH INSTITUTE LIMITED A.C.N. 050 135 012** has been affixed by the authority of the directors in the presence of:)

....................................)

Director)

....

Director/~~secretary~~

THE COMMON SEAL OF BIOMOLECULAR RESEARCH INSTITUTE LIMITED A.C.N. 050 135 012

The COMMON SEAL of PRANA BIOTECHNOLOGY LTD A.C.N. 080 699 065 has been affixed by the authority of the directors in the presence of:)

....)

Director)

....)

Director/secretary)

PRANA BIOTECHNOLOGY LTD ACN 080 699 065
THE COMMON SEAL OF

SCHEDULE 1

Section 1
Patents:

Title: Beta-amyloid peptide inhibitors
[Insert correct details]
Australian Provisional Patent Application No. PQ1804

4/2/00

4/2/00

7/2/00

Section 2
Research:

The Company, on the recommendation of its Scientific Advisory Board, shall in discussion with Dr Peter Colman as team leader and representative of BRI establish milestones for the initial 12 months of the Research. Initially, the Research will involve a team lead or directed by Dr Colman of about 2.5 people in BRI (80% of a Post Doctoral position, 60% of a senior chemist and 100% of a chemistry research assistant) (with a multiplier of 3 applied to the amount of the direct salaries to account for indirect expenses), and the funding of such Research will be determined in accordance with clause 5.2. The Research will include NMR studies and the synthesis of compounds and synthetic peptides.

The Company and Dr Colman shall work cooperatively to achieve competitive grants, such grants to be used to satisfy in part or in whole the Company's obligations to fund Research.

The Company and Dr Colman shall in good faith set new milestones by mutual agreement for each 6 monthly period.

COPY

VARIATION AGREEMENT

Dated this 11th day of December 2001

BETWEEN

BIOMOLECULAR RESEARCH INSTITUTE LIMITED, A.C.N. 050 135 012 of 343 Royal Parade, Parkville, Victoria 3052, Australia ("the BRI")

AND

PRANA BIOTECHNOLOGY LIMITED, ACN 080 699 065 of Level 1, 100 Dorcas Street, South Melbourne 3205, Victoria, Australia ("the Company")

RECITALS

A. The Parties entered into an Agreement dated 7 February 2000 pursuant to which BRI assigned certain patents to the Company and in return the Company agreed to make certain payments to BRI ("the Assignment Agreement").

B. The Parties wish to vary the Assignment Agreement in accordance with the terms of this Variation Agreement.

AGREEMENT

1. In return for good and valuable consideration, the Parties agree that Section 1 of Schedule 1 to the Assignment Agreement shall be deleted and replaced by the Schedule attached to this Agreement.

2. In addition, the Parties agree that the Assignment Agreement shall be further amended as follows:

2.1. Recital A shall be deleted and replaced by the following:

"A. The BRI is named as an applicant in the patent applications set out in Section 1 of Schedule 1 and BRI has know-how in structural biology, drug design and synthesis".

2.2. In clause 1.1 a new definition shall be inserted as follows:

""**Patents**" means the patent applications set out in Section 1 of Schedule 1 and any patent issued thereupon in any jurisdiction."

2.3 In clause 2.1, the words "its interest in" shall be inserted after "assign".

2.4 A new sub clause 5.3(e) shall be inserted as follows:

"5.4 Notwithstanding anything else contained in this Agreement, with respect to Patent 2 as referred to in Section 1 of Schedule 1, the amounts payable to the BRI under sub-clause 5.3 shall represent the proportion of the BRI's interest in Patent 2. The proportional interest of the BRI in Patent 2 will be based on an independent determination by a third party of the number of named applicants as of the priority date who are actually inventors of Patent 2. For the avoidance of doubt if all five applicants currently named in Patent 2 are determined to be inventors, then the BRI will be entitled to a 20% share of the payments referred to in clause 5.3. If fewer than four of the non BRI currently named applicants of Patent 2 are deemed to be inventors, then the proportional interest of BRI in Patent 2 will rise accordingly."

2.5 In the second sentence of clause 7.1, the words "the Patents re-assigned to the BRI at no charge to the BRI" shall be deleted and replaced with "the BRI's interest in the Patents re-assigned to the BRI at no charge to the BRI, to the extent that such a re-assignment is possible".

2.6 The first sentence of Clause 8.1 shall be deleted in its entirety and replaced with the following:

"The BRI warrants that it is an applicant for the Patents and that persons contractually bound to BRI at the time in respect of inventions or creations included in the Patents invented or created such and, on this basis, the BRI warrants that it has the sole and exclusive title to its interest in the Patents."

2.7 Sub clause 8.2(a) shall be deleted in its entirety and replaced with the following:

"8.2(a) no third party other than the BRI's co-applicants has any right or interest in the Patents whether by way of option or otherwise, and the BRI has the full right and capacity to assign its interest in the Patents absolutely to the Company; and"

2.8 In clause 8.2(b)(i), the words "other than that of the named co-applicants" shall be inserted after "property".

3. In all other respects, the Assignment Agreement remains the same.

EXECUTED AS AN AGREEMENT

IN WITNESS WHEREOF the parties hereto have executed this document on the date shown on page 1.

Signed for and on behalf of BIOMOLECULAR RESEARCH INSTITUTE LIMITED by an authorised signatory:

Name

CHAIRMAN

Title

Witness

Signed for and on behalf of PRANA BIOTECHNOLOGY LIMITED by an authorised signatory:

Name

Executive Chairman

Title

Witness

SCHEDULE 1

Section 1 - Patents

Patent 1.

Title: Beta-amyloid peptide inhibitors

International Patent Application No PCT/AU00/00886

Patent 2

Title: Amyloid Precursor Protein Copper Binding Domain

Australian Provisional Patent Application No PR2024

COPY

DEED OF ASSIGNMENT

THIS DEED dated this 11th day of December 2001

BETWEEN

BIOMOLECULAR RESEARCH INSTITUTE LIMITED, A.C.N. 050 135 012, of 343 Royal Parade, Parkville, Victoria 3052, Australia ("the Assignor")

AND

PRANA BIOTECHNOLOGY LIMITED, ACN 080 699 065 of Level 1, 100 Dorcas Street, South Melbourne 3205, Victoria, Australia ("the Assignee")

RECITALS

A. The Parties entered into an Assignment Agreement dated 7 February 2000 in which the Assignor agreed to assign certain patents and patent applications to the Assignee in return for payment of fees to the Assignor ("the Assignment Agreement"). Further, the Assignee agreed to make financial contributions to the Assignor to carry out research into the treatment of Alzheimer's Disease.

B. The Parties agreed that all intellectual property (including any patentable invention) created in the course of conduct of the research pursuant to the Assignment Agreement would belong absolutely to the Assignee who would have the sole right to seek patent registration.

C. The Assignor, together with other parties has filed the Patent Applications.

D. The Parties entered into a Variation Agreement dated this day 11th of December 2001, pursuant to which the Schedule to the Assignment Agreement was amended to add Provisional Patent Application No. PR2024/00 to section 1 of the Schedule 1 of the Assignment Agreement.

E. The Parties wish to formalize and record in this Deed the assignment to the Assignee of the Assignor's interest in the Inventions, the Know-How and the Patent Applications including the right to apply for and obtain corresponding letters patent in any country in the world.

AGREEMENT

1. Definitions

In this Deed:

"Inventions" means any and all inventions described in the Patent Applications.

"Know-How" means know-how which the Assignor has acquired and developed with respect to the Inventions.

"Patent Applications" means the patent applications described in the Schedule.

"Parties" means the Assignor and the Assignor.

2. Assignment

The Assignor assigns to the Assignee all its right, title and interest in the Patent Applications, Know-How and Inventions including:

a) the right to apply for letters patent for the Inventions including continuing applications, reissues, extensions, renewals and re-examinations of the Patent Applications;

b) all benefits arising from any letters patent granted in relation to them; and

c) the right to apply for and obtain corresponding letters patent in any country in the world;

d) the right to sue for past infringement and the right to enjoy for its sole benefit the reward of such action.

3. Consideration

The Assignor acknowledges having received good and valuable consideration for the assignment effected by this Deed.

4. Warranties

The Assignor warrants that:

a) neither the execution of this Deed nor the performance by the Assignor of its obligations will cause the Assignor to be in breach of any agreement to which it is a party;

b) it has not assigned, licensed or otherwise encumbered, in any manner, the Know-How, the Patent Applications or the Inventions.

5. Confidential Information

The Assignor must hold all the Know-How and information in relation to the Invention which is not generally available to the public in strict confidence unless and until the Know-How or information comes into the public domain otherwise than by disclosure by the Assignor in breach of this Deed.

6. Further Assistance

The Assignor must provide to the Assignee such further assistance as is reasonably requested by the Assignee to facilitate:

a) the filing of applications for grant of letters patent in respect of the Inventions in Australia and any other jurisdiction;

b) the granting of letters patent on such applications by the Assignee for letters patent for the Invention in Australia and any other jurisdictions;

c) the protection of the Know-How;

EXECUTED AS A DEED

IN WITNESS WHEREOF the Parties hereto have executed this document on the date shown on page 1.

THE COMMON SEAL of BIOMOLECULAR RESEARCH INSTITUTE LIMITED was hereunto affixed in accordance with its Constitution in the presence of:

BIOMOLECULAR RESEARCH INSTITUTE LIMITED A.C.N. 050 135 012 The Common Seal Of

Name

CHAIRMAN

Title

Name

SECRETARY

Title

THE COMMON SEAL of PRANA BIOTECHNOLOGY LIMITED was hereunto affixed in accordance with its Constitution in the presence of:

PRANA BIOTECHNOLOGY LTD ACN 080 699 065 THE COMMON SEAL OF

Name

Executive Chairman

Title

Name

Executive Director

Title

Ann Quick
Witness

Ann Quick
Witness

SCHEDULE

Patent Applications

Application No	Title	Filing Date	Country
PQ1804	Beta-amyloid Peptide Inhibitors	23/07/1999	Australia
PCT/AU00/00886	Beta-Amyloid Peptide Inhibitors	21/07/2000	International Application
PR2024/00	Amyloid Precursor Protein Copper Binding Domain	12/12/2000	Australia